CANADA

Certificate of Continuance

Canada Business Corporations Act

Certificat de continuation

Loi sur les corporations commerciales canadiennes

GRANDAD RESOURCES LIMITED
Name of Corporation – Nom de la corporation

26594-2
Number – Numéro

I hereby certify that the above-mentioned Corporation was continued under Section 181 of the Canada Business Corporations Act as set out in the attached articles of Continuance.

Je certifie par les présentes que la corporation mentionnée ci-haut a été continuée en vertu de l'article 181 de la Loi sur les corporations commerciales canadiennes, tel qu'indiqué dans les statuts de continuation ci-joints.

Deputy Director – Directeur

March 1, 1978
Date of Continuance – Date de la continuation

CANADA BUSINESS CORPORATIONS ACT

FORM 11

ARTICLES OF CONTINUANCE

(SECTION 181)

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1 - Name of Corporation

GRANDAD RESOURCES LIMITED

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2 - The place in Canada where the registered office is to be situated

City of Toronto, Province of Ontario

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3 - The classes and any maximum number of shares that the Corporation is authorized to issue

The capital of the Corporation shall consist of five million (5,000,000) shares without nominal or par value, each of which shall have attached thereto the following rights, privileges, restrictions and conditions, namely:

(a) The holders of the shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall have one (1) vote for each share held at all meetings of the shareholders of the Corporation.

(b) In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among the shareholders for the purpose of winding up its affairs, the holders of the shares will be entitled to receive pro rata the remaining property and assets of the Corporation.

(c) (i) The shares are redeemable from time to time and at any time by the Corporation on the giving of notice as hereinafter provided at the redemption price equal to the net asset value of the shares at the time of the giving of notice of redemption, as determined by the then auditors of the Corporation in accordance with generally accepted accounting principles consistently applied;

(ii) The directors shall by resolution determine the number of shares from time to time to be redeemed hereunder and shall, in any such resolution, specify the names of the holders of the shares to be redeemed;

(iii) In any case of redemption of shares hereunder, the Corporation shall, at least 20 days before the date specified for redemption, mail to each person who at the date of mailing is a registered holder of shares to be redeemed a notice in writing of the intention of the Corporation to redeem such shares; such notice shall be mailed in a prepaid letter addressed to each such shareholder at his address as it appears on the books of the Corporation or, in the event of the address of any such shareholder not so appearing, then to the last known address of such shareholder; provided, however, that accidental failure to give any such notice to one or more of such holders shall not affect the validity of such redemption; such notice shall set out the redemption price and the date on which redemption is to take place and, if part only of the shares held by the person to whom such notice is addressed is to be redeemed, the number thereof so to be redeemed; on or after the date so specified for redemption the Corporation shall pay or cause to be paid to or to the order of the registered holders of the shares to be redeemed the redemption price on presentation and surrender at the head office of the Corporation, or any other place designated in such notice, of the certificates representing the shares called for redemption; such shares shall thereupon be redeemed; if a part only of the shares represented by any certificate be redeemed, a new certificate for the balance shall be issued at the expense of the Corporation; from and after the date specified in any such notice, the holders of shares called for redemption shall cease to be entitled to exercise any of the rights of shareholders in respect thereof unless payment of the redemption price shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected; the Corporation shall have the right at any time after the mailing of notice of its intention to redeem any shares as aforesaid to deposit the amount required to redeem the shares so called for redemption, or of such of the said shares as are represented by certificates which have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, to a special account in any chartered bank or any trust company in Canada named in such notice to be paid without interest to or to the order of the respective holders of such shares called for redemption upon

presentation and surrender to such bank or trust company of the certificates representing the same and, upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be, shall be limited to receiving without interest their proportionate part of the total redemption price so deposited against presentation and surrender of the said certificates held by them respectively.

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4 - Restrictions, if any, on share transfers

None

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5 - Number (or minimum and maximum number) of directors

Not less than three directors nor more than seven

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6 - Restrictions, if any, on business the Corporation may carry on

None

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7 - Other provisions, if any

None

Date	Signature	Description of Office
Feb 27/78	[signature]	Vice President

Corporations No. 26594-2 Filed: March 15, 1978